Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES REPORTS FIRST QUARTER 2006 RESULTS
-Announces Tenth Consecutive Quarterly Dividend-
ARLINGTON, TX, October 26, 2005 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the first quarter ended September 30, 2005.
For the first quarter of fiscal 2006, net sales were $60.9 million compared to $60.5 million for the same period last year. The company reported net income for the first quarter of $1.5 million, or $0.22 per diluted share compared to net income of $2.8 million, or $0.43 per share in the prior year’s first quarter. These results are in-line with the financial results previously announced on October 19th.
J. S. B. Jenkins, President and Chief Executive Officer, commented, “As we previously announced on October 19th, we did not meet our plan for the fiscal 2006 first quarter. Our profitability was impacted by supply chain delays in our ETON business related to hurricane Katrina as well as an increase in sales of lower margin direct sales goods in our women’s mass merchant operations. The shipping delays accounted for approximately $3.3 million of revenue in the first quarter which we believe will shift into our fiscal second quarter reporting period.”
Mr. Jenkins continued, “The demand for our fashion accessories products remains solid in our men’s business and is improving in our women’s division. The men’s business continues to focus on increasing its accessories sales within existing doors as well as by broadening our product offering at key department store and mass merchant customers. We continue to make good progress in our consolidated women’s business. There have been significant changes made to this business in the areas of management, infrastructure, and distribution which have improved first quarter sales and operating expenses compared to the prior year. We remain focused on leveraging the strengths in our women’s division and opening new channels of distribution for a broader range of women’s products.”
For the 2006 second quarter, the company anticipates net sales to be in the range of $75 to $78 million and earnings per share to be within a range of $0.75 to $0.80. Due to the higher mix of lower margin direct sales in the women’s mass merchant segment in the first quarter, the Company is maintaining a conservative stance toward its 2006 fiscal year earnings expectations. The company anticipates net sales to be in the range of $226 to $230 million and earnings to be within a range of $1.00 to $1.06 per diluted share.

The company also announced today that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable January 20, 2006, to shareholders of record at the close of business on December 31, 2005.
Mr. Jenkins concluded, “We remain confident in our ability to grow the key components to both our men’s and women’s business segments. Our men’s business is on track for increased growth and our consolidated women’s business is showing strong potential for year over year improvements in sales and profitability. We are also excited by our new initiatives including our recent licensing agreement announced with the Robert Rose brand to produce handbags, scarves and other accessories that will be sold in major department stores. We plan to show this line in March and expect it to be in stores by Fall 2006. Our cash flows remain strong which is providing us with greater operating flexibility and we are proud to be paying our tenth consecutive dividend to shareholders.”
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ first quarter results in a conference call to be held today, Wednesday, October 26, 2005, at 4:30 p.m. ET. The dial-in number for the call is (913) 981-5550. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Wednesday, November 2, 2005, and can be accessed by dialing (719) 457-0820, passcode #3849489. A live webcast of the conference call will also be broadcast at: www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.
(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2005	2004
		(As restated)
Net sales	$60,948	$60,474
Cost of goods sold	40,668	38,414

Gross margin	20,280	22,060

Selling, general and administrative expenses	16,151	16,235
Depreciation and amortization	1,292	1,098

Total operating expenses	17,443	17,333

Operating income	2,837	4,727

Interest expense	(408)	(256)
Royalty, interest and other income	10	91

Income before provision for income taxes	2,439	4,562
Provision for income taxes	972	1,748

Net income	$1,467	$2,814

Earnings per common share	$0.22	$0.44

Earnings per common share-assuming dilution	$0.22	$0.43

Dividends declared per share	$0.0275	$0.0275

Common shares outstanding	6,547	6,394

Common shares outstanding shares-assuming dilution	6,683	6,535

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2005	2005
ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$2,388	$3,429
Accounts receivable, net	44,197	31,437
Inventories	83,399	67,981
Deferred income taxes	4,682	4,229
Other current assets	1,950	2,359

Total current assets	136,616	109,435

Property, plant and equipment, at cost:
Property and equipment, at cost	38,519	37,742
Accumulated depreciation	(24,949)	(23,896)

Net property, plant and equipment	13,570	13,846

Goodwill, net of accumulated amortization	17,173	17,101
Other intangibles, less amortization	6,221	6,403
Supplemental Executive Retirement Plan intangible asset	—	1,702
Other noncurrent assets	2,261	2,275

TOTAL ASSETS	$175,841	$150,762

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,182	$15,908
Accrued expenses	6,736	6,902

Total current liabilities	25,918	22,810

Notes payable	37,305	16,055
Deferred income taxes	2,291	2,086
Supplemental Executive Retirement Plan liability	867	2,926
Other noncurrent liabilities	967	1,455

Total liabilities	67,348	45,332

Stockholders’ equity:
Common stock	6,693	6,573
Additional paid-in capital	30,406	29,597
Cumulative other comprehensive income	671	77
Shares held by Benefit Restoration Plan Trust	(724)	(981)
Retained earnings	71,447	70,164

Total stockholders’ equity	108,493	105,430

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$175,841	$150,762